EXHIBIT 32.2

   6 CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002



         In connection with the Annual Report of ACL Semiconductors Inc. (the "Company") on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission (the "Report"), I, Kenneth Lap-Chan, Chief Financial Officer and Treasurer of the Company, certify, pursuant to 18 U.S. C.
Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the consolidated financial condition of the Company as of the dates presented and the consolidated result of operations of the Company for the periods presented.

Date:    April 17, 2006             /s/ Kenneth Lap-Yin Chan
                                    ------------------------
                                    Kenneth Lap-Yin Chan
                                    Chief Financial Officer of
                                    ACL Semiconductors Inc.

This certification has been furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

A signed original of this written statement required by Section 906 has been provided to ACL Semiconductors, Inc. and will be retained by ACL Semiconductors Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

                                   SCHEDULE II
                     ACL SEMICONDUCTORS INC. AND SUBSDIARIES

                 Valuation and Qualifying Accounts and Reserves

                  Years Ended December 31, 2005, 2004 and 2003

                                                        Balance             Charged                         Balance
                                                   at the Beginning         to Costs                       at the End
                                                      of the Year         and Expenses    Deductions      of the Year
                                                   ----------------       ------------    ----------      -----------
Allowance for Doubtful Accounts:
Year ended December 31, 2003                           $       -           $ 128,598      $ 128,598        $       -
Year ended December 31, 2004                           $       -           $       -      $       -        $       -
Year ended December 31, 2005                           $       -           $   6,200      $   6,200        $       -


Inventory Obsolescence Reserve:
Year ended December 31, 2003                           $ 100,000           $  50,590      $       -        $ 150,590
Year ended December 31, 2004                           $ 150,590           $   3,256      $       -        $ 153,846
Year ended December 31, 2005                           $ 153,846           $       -      $       -        $ 141,026

Valuation Allowance for Deferred Tax
Assets:
Year ended December 31, 2003                           $       -           $ 513,544      $       -        $ 513,544
Year ended December 31, 2004                           $ 513,544           $ 291,909      $       -        $ 805,453
Year ended December 31, 2005                           $ 805,453           $ 109,293      $       -        $ 914,746

ACL Semiconductors Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2005 and December 31, 2004 and

the Years Ended December 31, 2005, 2004 and 2003

WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONTENTS
                                                                     Page
                                                                     ----

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM               F-1

FINANCIAL STATEMENTS:
  Consolidated Balance Sheets                                      F-2 - F-3
  Consolidated Statements of Operations                               F-4
  Consolidated Statements of Stockholders' Equity (Deficit)        F-5 - F-6
  Consolidated Statements of Cash Flows                            F-7 - F-9
  Notes to Consolidated Financial Statements                      F-9 - F-33

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
ACL Semiconductors Inc.
Kowloon, Hong Kong

We have audited the accompanying consolidated balance sheets of ACL Semiconductors Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for each of the three years in the period ended December 31, 2005, as listed in the index appearing under Item 15(a)(1) and (2) of this Annual Report on Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 10 to the consolidated financial statements, the Company has had numerous significant transactions with businesses and affiliates controlled by, and with persons who are related to, the officers and directors of the Company.

As discussed in Note 7 to the consolidated financial statements, the Company is dependent on one single vendor to supply its inventories and this single vendor provided the majority of the Company's inventory purchases during the years ended December 31, 2005, 2004, and 2003. The Company's non-exclusive distributorship agreement with this supplier expired on March 1, 2006. The Company is still in negotiation with the supplier regarding the renewal terms of the agreement, and such an agreement has not yet been renewed. Termination of such distributorship agreement by the supplier would have a material adverse effect on the operations of the Company.

/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Central, Hong Kong
April 12, 2006, except for Note 13,
  for which the date is April 13, 2006

                       ACL SEMICONDUCTORS AND SUBSDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                ASSETS
                                                                                       December 31,
                                                                                2005                  2004
                                                                         -------------------    ------------------
CURRENT ASSETS:

     Cash and cash equivalents                                                 $  2,537,799          $    512,548

     Restricted cash                                                                769,231                     -
     Accounts receivable, net of allowance
        for doubtful accounts of $0 for 2005 and 2004                               515,557             1,088,751

     Accounts receivable, related parties                                         2,175,737             4,727,517

     Loans receivable, related parties                                                    -               930,429

     Inventories, net                                                             1,087,752             1,520,117

     Refundable deposits                                                          1,000,000                     -

     Other current assets                                                           263,300                80,802
                                                                         -------------------    ------------------

           Total current assets                                                   8,349,376             8,860,164

PROPERTY, EQUIPMENT AND IMPROVEMENTS, net of
  accumulated depreciation and amortization                                         102,037                55,819

ACQUISITION DEPOSITS                                                                      -             1,000,000

OTHER DEPOSITS                                                                      381,044               350,000
                                                                         -------------------    ------------------

                                                                               $  8,832,457          $ 10,265,983
                                                                         ===================    ==================

                       ACL SEMICONDUCTORS AND SUBSDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                       December 31,
                                                                                2005                  2004
                                                                         -------------------    ------------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                       $  4,495,819          $   5,065,965
     Accrued expenses                                                            272,782                456,676

     Lines of credit and loan facilities                                       2,842,285              3,469,632

     Current portion of long-term debt                                                 -                286,032
     Convertible note payable                                                          -                150,000
     Payable related to debt settlement                                           76,088                      -
     Income tax payable                                                          217,453                145,050
     Due to shareholders for converted pledged collateral                        112,385                112,385
     Other current liabilities                                                    55,019                 13,610
                                                                         -------------------    ------------------

           Total current liabilities                                           8,071,831              9,699,350

Long-term debt, less current portion                                                   -                 65,522
                                                                         -------------------    ------------------

           Total liabilities                                                   8,071,831              9,764,872
                                                                         -------------------    ------------------

COMMITMENTS AND CONTINGENCIES                                                          -                      -

STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock - $0.001 par value, 50,000,000 shares
        authorized, 27,829,936 issued and outstanding                             27,830                 27,830

     Additional paid-in capital                                                3,360,405              3,360,405

     Amount due from stockholder/director                                       (102,936)              (102,936)

     Accumulated deficit                                                      (2,524,673)            (2,784,188)
                                                                         -------------------    ------------------

           Total stockholders' equity

                                                                                    760,626             501,111
                                                                         -------------------    ------------------

                                                                            $     8,832,457       $  10,265,983
                                                                         ===================    ==================

                The accompanying notes form an integral part of
                    these consolidated financial statements

                       ACL SEMICONDUCTORS AND SUBSDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    December 31,
                                                                2005                    2004                   2003
                                                         --------------------    -------------------    -------------------
NET SALES:
      Related parties                                     $      26,772,046       $    51,203,860        $    21,983,894
      Other                                                      83,538,221            82,158,559             50,840,352
      Less discounts to customers                                  (102,524)             (118,729)              (151,449)
                                                         --------------------    -------------------    -------------------

                                                                110,207,743           133,243,690             72,672,797

COST OF SALES                                                   107,004,491           130,130,674             68,214,587
                                                         --------------------    -------------------    -------------------

GROSS PROFIT                                                      3,203,252             3,113,016              4,458,210

OPERATING EXPENSES:
      Selling                                                       745,755               453,862                149,364
      General and administrative                                  2,059,150             2,618,810              2,571,147
      Merger cost                                                         -                     -              2,753,620
                                                         --------------------    -------------------    -------------------

INCOME (LOSS) FROM OPERATIONS                                       398,347                40,344             (1,015,921)

OTHER INCOME (EXPENSES):
      Rental income                                                   3,502                     -                      -
      Interest expense                                             (203,192)             (402,412)              (166,509)
      Gain on disposal of property and equipment                          -                   128                  7,228
      Miscellaneous                                                 184,093                (6,252)                 3,398
                                                         --------------------    -------------------    -------------------

INCOME (LOSS) BEFORE INCOME TAXES                                   382,750              (368,192)            (1,171,804)

INCOME TAXES                                                        123,235                85,814                265,866
                                                         --------------------    -------------------    -------------------

NET INCOME (LOSS)                                         $         259,515       $      (454,006)       $    (1,437,670)
                                                         ====================    ===================    ===================

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED             $            0.01       $         (0.02)       $         (0.06)
                                                         ====================    ===================    ===================

WEIGHTED AVERAGE NUMBER OF SHARES -
   BASIC AND DILUTED                                             27,829,936            27,829,936             23,753,682
                                                         ====================    ===================    ===================

The accompanying notes form an integral part of these consolidated financial statements

                       ACL SEMICONDUCTORS AND SUBSDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                                                                        Total
                                           Common stock            Additional       Due from                         stockholders'
                                  ----------------------------      paid-in       stockholder/     Accumulated         Equity
                                     Shares         Amount          capital        director          deficit          (deficit)
                                  -------------   ------------    ------------    ------------    --------------    -------------
Balance at December 31, 2002        22,380,000       $ 22,380       $ 362,235      $(624,351)       $ (379,691)      $ (619,427)

Reverse acquisition between
  ACL Semiconductors Inc.
  (formerly Print Data Corp.)
  and Atlantic Components Ltd.       2,829,936          2,830         (2,830)              -                 -                -

Issuance of common stock to
  consultants related to
  reverse-acquisition                2,620,000          2,620       2,751,000              -                 -        2,753,620

Dividend declared                            -              -               -              -          (512,821)        (512,821)

Intrinsic value for beneficial
  conversion feature on
  convertible note payable                   -              -         250,000              -                 -          250,000

Net decrease in due from
  stockholder/director                       -              -               -        521,415                 -          521,415

Net loss                                     -              -               -              -        (1,437,670)      (1,437,670)
                                  -------------   ------------    ------------    ------------    --------------    -------------

Balance at December 31, 2003        27,829,936       $ 27,830      $3,360,405     $ (102,936)     $ (2,330,182)        $955,117

Net loss                                     -              -               -               -         (454,006)        (454,006)
                                  -------------   ------------    ------------    ------------    --------------    -------------

                       ACL SEMICONDUCTORS AND SUBSDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                                                                    Total
                                        Common stock           Additional       Due from                         stockholders'
                               ----------------------------     paid-in       stockholder/     Accumulated          Equity
                                  Shares         Amount          capital        director          deficit          (deficit)
                               -------------   ------------    ------------    ------------    --------------    -------------
Balance at December 31, 2004     27,829,936       $ 27,830      $ 3,360,405      $(102,936)     $ (2,784,188)        $ 501,111


Net income                                -              -                -              -           259,515           259,515
                               -------------   ------------    ------------    ------------    --------------    -------------

Balance at December 31, 2005     27,829,936         27,830      $ 3,360,405      $(102,936)     $ (2,524,673)        $ 760,626
                               =============   ============    ============    ============    ==============    =============

The accompanying notes form an integral part of these consolidated financial statements

                       ACL SEMICONDUCTORS AND SUBSDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                       Years ended December 31,
                                                                     ------------------------------------------------------------
                                                                           2005                  2004                 2003
                                                                     -----------------     ------------------    ----------------
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Net income (loss)                                                     $     259,515         $   (454,006)         $(1,437,670)
                                                                     -----------------     ------------------    ----------------

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
  CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
                 Depreciation and amortization                               29,236               23,032               15,230
                 Bad debt                                                     6,200                    -              128,598
                 Change in inventory reserve                                (12,821)               3,256               50,590
                 Gain on disposal of property and equipment                       -                 (128)              (7,228)
                 Merger cost                                                      -                    -            2,753,620
                 Amortization of convertible note payable discount                -              250,000                    -
                 Reduction of receivable due from stockholder/
                   Director as additional compensation                            -                    -              624,462

CHANGES IN ASSETS AND LIABILITIES:
(INCREASE) DECREASE IN ASSETS
                 Accounts receivable - other                                 566,994             (208,390)             75,157
                 Accounts receivable - related parties                     2,551,780              753,675          (2,661,158)
                 Inventories                                                 445,186             (196,253)         (1,075,621)
                 Other current assets                                       (182,498)             (70,123)                421
                 Other asssets                                               (31,044)                   -                   -

INCREASE (DECREASE) IN LIABILITIES
                 Accounts payable                                           (570,146)              28,661           1,221,659
                 Accrued expenses                                           (183,894)             328,692             (18,780)
                 Income tax payable                                           72,403              (32,595)            118,707
                 Other current liabilities                                    41,409               (8,945)             (4,138)
                                                                     -----------------     ------------------    ----------------
                 Total adjustments                                         2,732,805              870,882           1,221,519
                                                                     -----------------     ------------------    ----------------
                 Net cash provided by (used for)
                   operating activities                                    2,992,320              416,876            (216,151)
                                                                     -----------------     ------------------    ----------------

                       ACL SEMICONDUCTORS AND SUBSDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                        Years ended December 31,
                                                                      ------------------------------------------------------------
                                                                            2005                  2004                 2003
                                                                      -----------------     ------------------    ----------------
CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
                 (Loans) to/repayments from stockholders                           -                     -               807,724
                 Increase in restricted cash                                (769,231)                    -                     -

                 Loan to related party                                             -              (930,429)                    -
                 Repayments from related party                               930,429                     -                     -
                 Proceeds received from sale of fixed assets                       -                   128                25,641
                 Purchases of property, equipment and improvements           (75,454)              (24,469)              (42,724)
                                                                      -----------------     ------------------    ----------------
                 Net cash provided by (used for)
                   investing activities                                       85,744              (954,770)              790,641
                                                                      -----------------     ------------------    ----------------

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
                 Proceeds (repayments) on lines of credit and
                   notes payable                                            (627,347)            1,310,648               166,410
                 Cash proceeds from issuance of convertible
                   note payable                                                    -                     -               250,000
                 Payments related to debt settement                          (73,912)                    -                     -
                 Principal payments on long-term debt                       (351,554)             (727,280)             (702,763)
                                                                      -----------------     ------------------    ----------------

                 Net cash provided by (used for)
                   financing activities                                   (1,052,813)              583,368              (286,353)
                                                                      -----------------     ------------------    ----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                  2,025,251                45,474               288,137

CASH AND CASH EQUIVALENTS, beginning of year                                 512,548               467,074               178,937
                                                                      -----------------     ------------------    ----------------

CASH AND CASH EQUIVALENTS, end of year                                 $   2,537,799         $     512,548         $     467,074
                                                                      =================     ==================    ================

                       ACL SEMICONDUCTORS AND SUBSDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                   Years ended December 31,
                                                                 ------------------------------------------------------------
                                                                       2005                  2004                 2003
                                                                 -----------------     ------------------    ----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Interest paid                                                   $ 203,192             $ 152,412         $    166,509
                                                                 =================     ==================    ================
     Income tax paid                                                 $  50,832             $ 118,409         $    147,159
                                                                 =================     ==================    ================

NON-CASH ACTIVITIES:

     Reduction of accounts receivable from related party as
     acquisition deposits                                            $       -             $       -         $  1,000,000
                                                                 =================     ==================    ================

     Reduction of accounts receivable from related parties
     for assumed liability due stockholder/director                  $       -             $       -         $  1,423,592
                                                                 =================     ==================    ================

     Dividend to stockholder of Atlantic Components Ltd.
     prior to reverse-acquisition to increase payable to
     stockholder/director                                            $       -             $       -         $    512,821
                                                                 =================     ==================    ================

     Conversion of convertible debenture to due to
     shareholders for shares pledged as collateral                   $       -             $ 100,000         $          -
                                                                 =================     ==================    ================

     Reclassification of convertible debenture to payable
     related to debt settlement                                      $     150,000             $       -         $          -
                                                                 =================     ==================    ================

The accompanying notes form an integral part of these consolidated financial statements

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         ORGANIZATION AND BASIS OF PRESENTATION:

                  On September 8, 2003, ACL Semiconductors Inc. (formerly Print Data Corp.) ("ACL") entered into a Share Exchange and Reorganization Agreement with Atlantic Components Ltd. ("Atlantic"), a Hong Kong based company, and Mr. Chung-Lun Yang ("Mr. Yang"), the then sole beneficial stockholder of Atlantic. Under the terms of the agreement, ACL issued 22,380,000 of its shares to Mr. Chung-Lun Yang and 2,620,000 of its shares to certain financial advisors in exchange for 100% of the issued and outstanding shares of Atlantic's capital stock. The Company recorded an expense of $2,753,620 related to the issuance of 2,620,000 shares of its common stock to these advisors, which was computed based on the quoted market price of $1.05 on September 30, 2003, the effective date of the merger and was classified as merger cost in the accompanying consolidated statements of operations for the year ended December 31, 2003.

                  The share exchange agreement closed and became effective on September 30, 2003. Upon the completion of this transaction, Atlantic became the wholly owned subsidiary of ACL, and Mr. Yang became the owner of approximately 80% of ACL's issued and outstanding shares of common stock. In addition, ACL's directors and officers resigned and were replaced by directors and officers of Atlantic. For accounting purposes, the acquisition was accounted for as a recapitalization whereby Atlantic was deemed to have acquired ACL. Because the acquisition was accounted for as a purchase of ACL, the historical financial statements of Atlantic became the historical financial statements of ACL after this transaction. The accompanying consolidated statements of operations for the year ended December 31, 2003 include the operating results of Atlantic up to September 30, 2003, the closing date of the acquisition, and the operating results of ACL from October 1, 2003 to December 31, 2003. In accounting for this transaction:

                  o Atlantic is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, due to the acquisition, its net assets have been included in the consolidated balance sheets at their historical book values and the results of operations of Atlantic have been presented for the comparative prior years ended December 31, 2002.

                  o Control of the net assets and operations of ACL was acquired effective September 30, 2003. The Company accounted for this transaction as a purchase of the assets and liabilities of ACL. The historical cost of the net assets assumed was $0.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         ORGANIZATION AND BASIS OF PRESENTATION, CONTINUED:

                  In connection with this transaction, ACL entered into a Conveyance Agreement on September 30, 2003 with New Print Data Corp. ("NewCo"). Under the terms of this agreement, effective September 30, 2003, ACL conveyed its historic operations of providing supplies used in a computer or office environment to NewCo, by assigning all of the assets and liabilities related to such operations to NewCo which accepted the assignment and assumed all such liabilities in exchange for 1,000,000 shares of common stock of NewCo.

                  On October 1, 2003, Print Data Corp. entered into a Securities Purchase Agreement with the holders of Print Data Corp.'s Series A Preferred Stock. Under the terms of this agreement, Print Data Corp. sold its 1,000,000 shares of NewCo common stock in exchange for the cancellation of the issued and outstanding 500,400 shares of ACL's Series A Preferred Stock (representing 100% of Print Data Corp.'s issued and outstanding preferred stock previously held by three preferred stockholders). This transaction was reflected in the accompanying consolidated balance sheet as if the transaction took place on September 30, 2003.

                  On December 16, 2003, Print Data Corp. filed a Certificate of Amendment with the Secretary of State of the State of Delaware changing its name from Print Data Corp. to ACL Semiconductors Inc.

                  On December 31, 2004, ACL entered into a Stock Purchase Agreement with Classic Electronics Ltd., a Hong Kong corporation ("Classic") and the stockholders of Classic, pursuant to which ACL would purchase all of the outstanding shares of capital stock of Classic from its two selling stockholders (the "Selling Stockholders") for an aggregate purchase price of 12,000,000 shares of common stock, par value $0.001 per share, of the Company, to be issued to the Selling Stockholders pro rata based on their ownership percentages of Classic, the cancellation of $4.0 million of indebtedness owed by the Selling Stockholders to Classic, which consideration is in addition to the $1.0 million paid to Classic by ACL in December 2003 as an irrevocable deposit towards the acquisition through the cancellation of accounts receivable then owing by Classic to ACL. Mr. Ben Wong, a director of ACL, is a 99.9% shareholder of Classic. The remaining 0.1% of Classic is owned by a non-related party.

                  As of April 8, 2005, the due diligence procedures were not yet been completed by both entities and the closing date of the acquisition was postponed to a date when such due diligence procedures are completed and the related results are satisfactory for both parties. Accordingly, the accompanying consolidated financial statements do not include the financial statements of Classic as the transaction has not been effectively consummated because the considerations have not yet been exchanged between the two entities and effective control of Classic has not transferred to the Company.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         BUSINESS ACTIVITY:

                 On December 30, 2005, the Company entered into a Stock Purchase Agreement with the stockholders of Classic ("Sellers") to acquire 100% of Classic through the cancellation of an aggregate of approximately $4.0 million of indebtedness owed by the Sellers, plus $1.0 million previously paid by Purchaser to Classic on December 29, 2003 as a non-refundable deposit towards the consummation of the sale of Classic to the Purchaser through cancellation of accounts receivable then payable by Classic to Purchaser.

                 Classic was unable to provide certain information requested by the Company on a timely manner. On April 13, 2006, both parties entered into a Rescission Agreement to rescind the original Stock Purchase Agreement entered on December 30, 2005. The seller agreed to fully refund the acquisition deposits of $1.0 million during 2006. See Note 13.

                 Accordingly, the accompanying consolidated financial statements did not include the accounts of Classic due to this rescission.

                 ACL Semiconductors Inc. ("Company" or "ACL") was incorporated under the State of Delaware on September 17, 2002. Through a reverse-acquisition of Atlantic Components Ltd., a Hong Kong based company, effective September 30, 2003, the Company's principal activities are distribution of electronic components under the "Samsung" brandname which comprise DRAM and graphic RAM, FLASH, SRAM and MASK ROM for the Hong Kong and Southern China markets. Atlantic Components Ltd., its wholly owned subsidiary, was incorporated in Hong Kong on May 30, 1991 with limited liability. On October 2, 2003, the Company set up a wholly-owned subsidiary, Alpha Perform Technology Limited ("Alpha"), a British Virgin Islands company, to provide services on behalf of the Company in jurisdictions outside of Hong Kong. Effective January 1, 2004, the Company has ceased the operations of Alpha and all the related activities are consolidated with those of Atlantic.

         CURRENCY REPORTING:

                  Amounts reported in the accompanying consolidated financial statements and disclosures are stated in U.S. Dollars, unless stated otherwise. The functional currency of the Company, which accounted for most of the Company's operations, is reported in Hong Kong dollars ("HKD"). Foreign currency transactions (outside Hong Kong) during the years ended December 31, 2005, 2004, and 2003 are translated into HKD according to the prevailing exchange rate at the transaction dates. Assets and liabilities denominated in foreign currencies at the balance sheet dates are translated into HKD at year-end exchange rates.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

                  For the purpose of preparing these consolidated financial statements, the financial statements of Atlantic reported in HKD have been translated into United States Dollars at US$1.00=HKD7.8, a fixed exchange rate maintained between the two countries.

         CONSOLIDATION POLICY:

                  The consolidated financial statements include the financial statements of ACL Semiconductors Inc. and its wholly owned subsidiaries, Atlantic Components Ltd., and Alpha Perform Technology Limited. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

         REVENUE RECOGNITION:

                  Product sales are recognized when products are shipped to customers, title passes and collection is reasonably assured. Provisions for discounts to customers, estimated returns and allowances and other price adjustments are provided for in the same periods the related revenue is recorded which are deducted from the gross sales.

         USE OF ESTIMATES:

                  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue recognition, allowance for doubtful accounts, long lived assets impairment, inventories, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

         CASH AND CASH EQUIVALENTS:

                  For purposes of the consolidated statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations. The Company had no cash equivalents at December 31, 2005 or 2004.

         SEGMENT REPORTING:

                  The Company's sales are generated from Hong Kong and the rest of China and substantially all of its assets are located in Hong Kong.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         ACCOUNTS RECEIVABLE:

                  The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change in the near future. The Company did not provide an allowance for doubtful accounts as of December 31, 2005 and 2004.

         INVENTORIES:

                  Inventories are stated at the lower of cost or market and are comprised of purchased computer technology resale products. Cost is determined using the first-in, first-out method. The reserve for obsolescence was decrease by $12,821 for 2005 and increased by $3,256 for 2004. Inventory obsolescence reserve totaled $141,025 and $153,846 as of December 31, 2005 and 2004, respectively.

         PROPERTY, EQUIPMENT AND IMPROVEMENTS:

                  Property and equipment are valued at cost. Depreciation and amortization are provided over the estimated useful lives of three to five years using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the economic lives or the lease terms.

                  The  estimated  service  lives  of  property,   equipment  and
                  improvements are as follows:

                           Automobile                         3 1/3 years
                           Office equipment                   5 years
                           Leasehold improvements             5 years
                           Computers                          5 years

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         LONG-LIVED ASSETS:

                  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 relates to assets that can be amortized and the life can be determinable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell. The Company determined that there was no impairment of long-lived assets as of December 31, 2005 and 2004.

         ADVERTISING:

                  The  Company   expenses   advertising   costs  when  incurred.
                  Advertising expense totaled $2,164, $8,851, and $3,567 for the years ended December 31, 2005, 2004, and 2003, respectively.

         INCOME TAXES:

                  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         FAIR VALUE OF FINANCIAL INSTRUMENTS:

                  The carrying amount of the Company's cash and cash equivalents, accounts receivable, lines of credit, convertible debt, accounts payable, accrued expenses, and long-term debt approximates their estimated fair values due to the short-term maturities of those financial instruments.

         COMPREHENSIVE INCOME:

                  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended December 31, 2005, 2004, and 2003, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the consolidated financial statements.

         BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:

                  In accordance with SFAS No. 128, "Earnings Per Share," the basic earnings (loss) per common share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed similarly to basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the years ended December 31, 2005 and 2004, the Company has 0 and 517,241 shares of common stock equivalents upon conversion of the convertible note payable based on the quoted market price at the end of each reporting years. These common stock equivalents were excluded from the computation of diluted loss per share as their effect is antidilutive for 2004 and 2003.

         RECLASSIFICATIONS

                  Certain   reclassifications   have   been  made  to  the  2004
                  consolidated financial statements to conform to the 2005 presentation.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         NEW ACCOUNTING PRONOUNCEMENTS:

                  In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on the financial statements.

                  In May 2005, the FASB issued FASB Statement No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS. This new standard replaces APB Opinion No. 20, ACCOUNTING CHANGES, and FASB Statement No. 3, REPORTING ACCOUNTING CHANGES IN INTERIM FINANCIAL STATEMENTS, and represents another step in the FASB's goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that changes resulting from adoption of the FASB will not have a material effect on the financial statements taken as a whole.

                  In June 2005,  the EITF  reached a  consensus  on Issue  05-6,
                  "Determining the Amortization Period for Leasehold Improvements," which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after June 29, 2005. Earlier application is permitted in periods for which financial statements have not been issued. The adoption of this Issue did not have an impact on the Company's financial statements.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(1)      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED:

                  In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments -- an amendment of FASB Statements No. 133 and 140." SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB's interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, however, early adoption is permitted for instruments acquired or issued after the beginning of an entity's fiscal year in 2006. The Company is evaluating the impact of this new pronouncement to its financial position and results of operations or cash flows.

(2)      PROPERTY, EQUIPMENT AND IMPROVEMENTS:

         A summary is as follows:

                                                 2005                2004
                                                 ----                ----

               Office equipment            $       95,399      $       68,376
               Leasehold improvements              46,015               4,346
               Furniture and fixtures              10,606               3,843
               Automobile                          33,333              33,333
                                           --------------      --------------

                                                  185,353             109,898
               Less accumulated
                 depreciation and
                 amortization                      83,316              54,079
                                           --------------      --------------

                                           $      102,037      $       55,819
                                           ==============      ==============

         Depreciation and amortization expense for property, equipment, and improvements amounted to $29,236, $23,032, and $15,230, for the years ended December 31, 2005, 2004, and 2003, respectively.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(3)      REVOLVING LINES OF CREDIT AND LOAN FACILITIES:

         The Company has available to it a $1,641,025 revolving line of credit with Dah Sing Bank with an outstanding balance of $1,641,025 at December 31, 2005 and $2,050,000 at December 31, 2004. For borrowings in Hong Kong dollars, the line of credit bears interest at the greater of (1) Hong Kong dollar prime rate or (2) 1% over the Hong Kong Interbank Offer Rate ("HIBOR".), or 5% as of December 31, 2005 and 2004, respectively. Weighted average interest rate approximated 6% for 2005 and 5% for 2004. For borrowings in foreign currency, the line of credit carries interest of 0.5% over the Base Rate. The line matures on September 30, 2006.

         The Company has available to it a line for overdraft with Dah Sing Bank with an outstanding balance of $0 at December 31, 2005 and $137,632 at December 31, 2004. The line of credit bears interest at the greater of
         (1) 0.5% over Hong Kong dollar prime rate or (2) 1% over HIBOR, or 5.5% as of December 31, 2004. Weighted average interest rate approximated 5.5% for 2004.

         The Company has available to it a $1,282,051 revolving line of credit with DBS Bank with an outstanding balance of $1,201,260 at December 31, 2005 and $0 at December 31, 2004. The line of credit bears interest at a rate of Hong Kong prime rate less 0.5% as of December 31, 2005. Weighted average interest rate approximated 5.5% for 2005.

         The Company has available to it import loan facilities totaling $1,282,051 with HSBC with an outstanding balance of $0 at December 31, 2005 and $1,282,000 at December 31, 2004. For borrowings in Hong Kong dollars, the import loan facilities bear interest at 0.5% per annum over the bank's best lending rate and are payable monthly, or 5.5% as of December 31, 2005 and 2004, respectively. Weighted average interest rate approximated 6.0% for 2005 and 5.5% for 2004. This loan is due on demand.

         See Note 5 for the details for the security, collateral and guarantees under the debenture deed dated April 20, 2001.

(4)      CONVERTIBLE NOTE PAYABLE:

         On December 31, 2003, the Company issued a 12% subordinated convertible note in the amount of $250,000 to Professional Traders Fund, Inc. ("PTF"). The borrowing amount is due and payable on December 31, 2004. The interest is payable in arrears on March 31, June 30, September 30, and December 31, 2004. The Company is in default at December 31, 2004 and accordingly, interest is accrued at a rate of 15% on and after the date of the default, and the Company is obligated to pay a default penalty equal to 30% of the unpaid principal and interest. At the option of the debt holder, such unpaid principal, interest and default penalty can be paid with shares of the Company's common stock at conversion price, which is defined in the following paragraph.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(4)      CONVERTIBLE NOTE PAYABLE, CONTINUED:

         The holder of this note, at its option, can convert the outstanding balance of the debt into shares of common stock at the conversion price, which is defined as 40% of the average closing price of the stock three trading days immediately prior to the Notice of Conversion date or the interest payment date or the debt maturity date. The conversion price shall not in any case exceed $1 per share.

         In addition, since this debt is convertible into equity at the option of the note holder at beneficial conversion rates, an embedded beneficial conversion feature was recorded as a debt discount and amortized using the effective interest method over the life of the debt in accordance with Emerging Issues Task Force No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments." Since the intrinsic value of the beneficial conversion feature exceeds the proceeds of the convertible debt, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds of the convertible debt. Therefore, the Company recorded a discount of $250,000, the face value of the debt in 2003. The Company fully amortized the discount of $250,000 during the year ended December 31, 2004.

         Pursuant to the terms of a Limited Guarantee and Security Agreement, the debt is guaranteed by 1.2 million shares of the Company's common stock beneficially owned by three shareholders of which 700,000 are restricted shares and 500,000 are freely traded shares.

         The Company has agreed to file a registration statement for the conversion shares within 60 days of the funding of the note and agreed to use reasonable efforts to cause such registration statement to be declared effective within 150 days of the funding of the note. If the Company fails to meet either of such timelines, a 1% penalty per month on the funded amount of the note will be levied against the Company. Accordingly, the Company is incurring a 1% penalty per month on the funded amount of the note.

         During the year ended December 31, 2004, PTF converted principal note balance of $100,000 into 222,980 shares of common stock and outstanding accrued interest of $12,385 into 29,579 shares of common stock through the shares pledged by three shareholders. Accordingly, the Company's shareholders issued directly to PTF a total of 252,559 common shares. The value of the converted principal and accrued interest, totaling $112,385 at December, has been recorded as a liability to the shareholders in the accompanying consolidated balance sheet. As of December 31, 2004 and 2003, the gross outstanding balance of this note totaled $150,000 and $250,000, respectively.

         On May 25, 2005, a Default Judgment was issued by United States District Court, Southern District of New York that the Company is demanded to pay PTF totally US$255,292 which comprises of principal amounting to US$150,000; interest amounting to US$10,541; penalties amounting to US$85,350; attorney fees amounting to US$4,781; and costs and disbursements of taking action against the Company amounting to US$4,620. The Company accrued the entire claimed amount as of September 30, 2005.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(4)      CONVERTIBLE NOTE PAYABLE, CONTINUED:

         On August 16, 2005, the Company entered into a settlement agreement with PTF. The settlement amount of $255,292 covers the outstanding loan balance, unpaid interest and penalties and will be repaid in seven installments through February 28, 2006.Up to December 31, 2005, the Company had been paid $179,204 to PTF and the balance of $76,088 was reclassified in payable related to debt settlement. The final installment was fully paid on February, 2006.

(5)      LONG-TERM DEBT:

         A summary is as follows as of December 31:

                                                                                                  2005              2004
                                                                                                  ----              ----
              Installment loan carrying an interest of 0.75% over Hong Kong dollar Prime Rate (5.75% at December 31, 2004 and 2003) to Dah
              Sing Bank payable in monthly installments of $4,535 including
              interest through April 2005                                                    $           -     $     114,602

              Term loan carrying an interest of 0.75% over the bank's best lending rate (5.75% at December 31, 2004 and 2003) to HSBC payable in monthly installments of $35,897 including interest through June
              2005                                                                                       -            38,322

              Accrued interest on previous term loan which was converted to a
              term loan carrying 0% to HSBC, unpaid amount due June 2005                                 -           156,825

              Term loan carrying an interest of 0.75% over Hong Kong dollar
              Prime Rate (5.75% at December 31, 2004 and 2003) to DBS Bank
              payable in monthly installments including interest at the
              following schedule: $16,410 from May 2002 to April 2003, $19,103 from May 2003 to April 2004, $21,923 from May 2004 to March 2005,
              and the remaining balance due April 2005                                                   -            41,805
                                                                                             -------------     -------------

                                                                                                         -           351,554

              Less current maturities                                                                    -           286,032
                                                                                            --------------    --------------

                                                                                            $            -    $       65,522
                                                                                            ==============    ==============

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(5)      LONG-TERM DEBT, CONTINUED:

         With respect to all of the above referenced debt and credit arrangements in Note 3, pursuant to a debenture deed dated April 20, 2001, the Company pledged its assets as collateral collectively to a bank group in Hong Kong comprised of Dah Sing Bank Limited, The Hong Kong and Shanghai Banking Corporation Limited, and DBS Bank (Hong Kong) Ltd. (formerly Overseas Trust Bank Limited) for all current and future borrowings from the bank group by the Company. In addition to the above pledged collateral, the debt is also secured by:

         1. a personal guarantee given by Mr. Alan Chung-Lun Yang ("Mr. Yang") limited to approximately US$6,900,000 to The Hong Kong and Shanghai Banking Corporation Limited;

         2. a fixed cash deposit of $769,231 (HK$6,000,000) as collateral for loans from Dah Sing Bank Limited;

         3. a personal guarantee given by Mr. Yang for unlimited amount together with a key man life insurance policy on Mr. Yang for $500,000 and a personal guarantee to Dah Sing Bank Limited.

         During 2005, this debenture deed has been terminated with this banking group.

(6)      INCOME TAXES:

         Income tax expense amounted to $123,235 for 2005, $85,814 for 2004, and $265,866 for 2003 (an effective rate of 32% for 2005, 23% for 2004, and 23% for 2003). A reconciliation of the provision for income taxes with amounts determined by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(6)      INCOME TAXES, CONTINUED:

                                                                         2005                  2004                   2003
                                                                         ----                  ----                   ----
         Computed tax at federal statutory rate                   $      130,135        $     (125,185)        $     (398,414)

         Non-deductible merger cost                                            -                     -                422,687

         Tax rate differential on foreign earnings of
         Atlantic Components Ltd. ("Atlantic"), a Hong Kong
         based company                                                  (116,193)              (80,910)               (89,247)

         Earnings on Alpha Perform Technology Limited
         ("Alpha"), a British Virgin Islands  ("BVI") Company
         not subject to corporate income tax                                   -                     -               (353,914)

         Net operating loss carryforward                                 109,293               291,909                513,544

         Provision for tax liabilities on procurement  service
         fee income to Alpha                                                   -                     -                150,000

         Other                                                                 -                     -                 21,210
                                                                  --------------        --------------         --------------

                                                                  $      123,235        $       85,814         $      265,866
                                                                  ==============        ==============         ==============

         The income tax provision consists of the following components:

                                                                         2005                  2004                   2003
                                                                         ----                  ----                   ----

         Federal                                                  $            -        $            -         $            -
         Foreign                                                         123,235                85,814                265,866
                                                                  --------------        --------------         --------------

                                                                  $      123,235        $       85,814         $      265,866
                                                                  ==============        ==============         ==============

         The Components of the deferred tax assets and liabilities are as follows:

                                                                         2005                  2004                   2003
                                                                         ----                  ----                   ----

         Net operating losses                                     $      914,746        $      805,453         $      513,544
                                                                ----------------      ----------------       ----------------

         Total deferred tax assets                                $      914,746        $      805,453         $      513,544
         Less valuation allowance                                       (914,746)             (805,453)              (513,544)
                                                                ----------------      ----------------       ----------------

                                                                  $            -        $            -         $            -
                                                                ================      ================       ================

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(6)      INCOME TAXES, CONTINUED:

         In 2003, the Company's Hong Kong subsidiary, Atlantic, paid a procurement fee to the Company's subsidiary, Alpha in BVI, and allocated certain expenses incurred outside Hong Kong. Procurement fee income net of such expenses totaled approximately $1,000,000, which is not subject to corporate tax in Hong Kong or BVI. However, such procurement service fee income or income net of related expenses may be subject to corporate income tax in the People's Republic of China. Based on the analysis of its tax counsel, the Company accrued approximately $150,000 for such potential tax liabilities as of December 31, 2003. The Company has not paid any of this tax in 2005 or 2004 and the amount remained to be included in the income tax payable as of December 31, 2005.

         Effective January 1, 2004, the Company has ceased the operations of Alpha and all the related activities are consolidated with those of Atlantic.

(7)      CONCENTRATIONS:

         The Company has a non-exclusive Distributorship Agreement with Samsung Electronics Hong Kong Co., Ltd. ("Samsung"), which was initially entered into in May 1993 and has been renewed annually. Under the terms of the agreement, Samsung appointed the Company on a non-exclusive basis as Samsung's distributor to distribute and market its products in the designated territory. The Company has the right to market and sell the products of other manufacturers and render service related to such activities, unless such activities result in the Company's inability to fulfill its obligations under the Agreement. However, the Company shall not purchase to sell any of the same product lines as Samsung produces and deals in from any other Korean manufacturer during the term of this Agreement. The most recent renewal of the Distributorship Agreement expired on March 1, 2006. As of April 1, 2006, Samsung has verbally confirmed the annual renewal of such agreement for one year.

         The Company's distribution operations are dependent on the availability of an adequate supply of electronic components under the "Samsung" brand name which have historically been principally supplied to the Company by the Hong Kong office of Samsung. The Company purchased 76%, 80%, and 84% of materials from Samsung for the years ended December 31, 2005, 2004, and 2003, respectively. However, there is no written supply contract between the Company and Samsung and, accordingly, there is no assurance that Samsung will continue to supply sufficient electronic components to the Company on terms and prices acceptable to the Company or in volumes sufficient to meet the Company's current and anticipated demand, nor can assurance be given that the Company would be able to secure sufficient products from other third party supplier(s) on acceptable terms. In addition, the Company's operations and business viability are to a large extent dependent on the provision of management services and financial support by Mr. Yang. See Note 5 for details for Mr. Yang's support of the Company's banking facilities. At December 31, 2005 and 2004, included in accounts payable were $3,253,239 and $2,921,612, respectively, to Samsung. Termination of such distributorship by Samsung will significantly impair and adversely affect the continuation of the Company's business.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(7)      CONCENTRATIONS, CONTINUED:

         During the years ended December 31, 2005, 2004, and 2003, 17%, 31%, and 21%, respectively, of the Company's sales were generated from Classic Electronic Ltd. ("Classic"), a related party (see Note 10 for additional discussion of related party transactions). As of December 31, 2005 and 2004, accounts receivable, related parties included $2,175,737 and $4,714,057, respectively, due from Classic, which represented 81% and 81%, respectively, of the total accounts receivable due from related and unrelated parties.

         As of December 31, 2005 and 2004, Samsung has withheld a total of $350,000 commission due to the Company as deposits. Per a letter sent by Samsung on May 1, 2001, the deposits will be released upon further agreement between Samsung and the Company. Subsequent to this letter, no further discussion regarding this matter was made. The Company believes the amount is fully recoverable.

(8)      RETIREMENT PLAN:

         Under the Mandatory Provident Fund ("MPF") Scheme Ordinance in Hong Kong, the Company is required to set up or participate in an MPF scheme to which both the Company and employees must make continuous contributions throughout their employment based on 5% of the employees' earnings, subject to maximum and minimum level of income. For those earning less than the minimum level of income, they are not required to contribute but may elect to do so. However, regardless of the employees' election, their employers must contribute 5% of the employees' income. Contributions in excess of the maximum level of income are voluntary. All contributions to the MPF scheme are fully and immediately vested with the employees' accounts. The contributions must be invested and accumulated until the employees' retirement. The Company contributed and expensed $18,385 for 2005, $14,396 for 2004 and $16,129 for 2003.

(9)      COMMITMENTS:

         The Company leases its facilities. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 2005:

                                                Related Party        Other             Total
                                                -------------    -------------     -------------
              Year ending December 31,
                  2006                          $     116,475    $      23,077     $     139,552
                  2007                                 92,308    $       9,057     $     101,365
                  Thereafter                           23,077                -            23,077
                                                -------------    -------------     -------------

                             Total              $     231,860    $      32,134     $     263,994
                                                =============    =============     =============

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(9)      COMMITMENTS, CONTINUED:

         See Note 10 for related party leases. All leases expire prior to December 31, 2006. Real estate taxes, insurance, and maintenance expenses are obligations of the Company. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will likely be more than the amounts shown for 2005. Rent expense for the years ended December 31, 2005, 2004, and 2003 totaled $135,063, $111,214, and $106,612, respectively.

(10)     RELATED PARTY TRANSACTIONS:

         TRANSACTIONS WITH MR. YANG
         --------------------------

         As of December 31, 2005 and 2004, the Company had an outstanding receivable from Mr. Yang, the President and Chairman of the Board of Directors of the Company, totaling $102,936 at the end of each of respective years. These advances bear no interest and are payable on demand.

         For the years ended December 31, 2005, 2004, and 2003, the Company recorded compensation to Mr. Yang of $226,922, $233,590, and $716,770, respectively, and paid $226,922, $233,590, and $92,308, respectively, to Mr. Yang as compensation to him. The respective unpaid amounts are included in the amount due from stockholder/director as of December 31, 2005 and 2004.

         During each of the years ended December 31, 2005, 2004, and 2003, the Company paid rent of $92,308, $82,692, and $53,846, respectively, for Mr. Yang's personal residency as fringe benefits to him, and paid housing allowance to him in the amount of $12,308, $12,308, and $12,308, respectively. All such payments have been recorded as compensation expense in the accompanying financial statements.

         TRANSACTIONS WITH CLASSIC ELECTRONIC LTD.
         -----------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $18,780,971, $40,885,565, and $15,224,745, respectively, to
         Classic Electronic Ltd. ("Classic"). The Company has not experienced any bad debt from this customer in the past. Pursuant to a written personal guarantee agreement, Mr. Yang personally guarantees to the Company's lenders up to $10 million of the outstanding accounts receivable from Classic.

         During the years ended December 31, 2005, 2004, and 2003, the Company purchased inventory of $6,007,185, $5,867,150, and $4,159,300, respectively, from Classic, which offset the outstanding accounts receivable from Classic. As of December 31, 2005 and 2004, the Company had net outstanding accounts receivable from Classic totaling $2,175,736 and $4,714,057, respectively.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(10)     RELATED PARTY TRANSACTIONS, CONTINUED:

         The Company leased one of its facilities and Mr. Yang's personal residency from Classic. Lease agreements for the two facilities expire on November 30, 2006 while the lease agreement for Mr. Yang's personal residency expires on March 31, 2008. Monthly lease payments for these 2 leases totaled $6,684. The Company incurred and paid rent expense of $83,250, $88,462, and $56,731 to Classic for the years ended December 31, 2005, 2004, and 2003, respectively.

         During the years ended December 31, 2004 and 2003, certain Classic's employees performed work on behalf of Atlantic and their salaries were allocated to Atlantic's operations and charged to expenses in the accompanying consolidated financial statements. Such expenses approximated $57,820 for 2005, $0 for 2004, and $248,000 for 2003.

         In December 2003, the Company relieved its account receivable from Classic by transferring $1,048,604 of outstanding amounts to its stockholder/director as payment.

         Mr. Ben Wong, a director of the Company, is a 99.9% shareholder of Classic. The remaining 0.1% of Classic is owned by a non-related party.

         TRANSACTIONS WITH ACL TECHNOLOGY PTE LTD.
         -----------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $0, $0, $901,430, respectively, to ACL Technology Pte Ltd. ("ACLT"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004, respectively. The Company has not experienced any bad debt from this customer in the past.

         During the years ended December 31, 2005, 2004, and 2003, the Company purchased inventories of $0, $2,049,474, and $700,126, respectively, from ACLT. As of December 31, 2005 and 2004, there were no outstanding accounts payable to ACLT.

         In December 2003, the Company relieved its account receivable from ACLT by transferring $374,988 of outstanding amounts it owed to its stockholder/director.

         In 2004, the Company paid a commission of $392,434 to ACLT related to sales brought in by this entity.

         In 2004, the Company loaned $318,983 to ACLT, which is classified as loans receivable from related parties in the accompanying consolidated balance sheet. The loan is unsecured, bears no interest and fully repaid in 2005.

         Mr. Ben Wong, a director of the Company, is a 99% shareholder of ACLT. The remaining 1% of ACLT is owned by a non-related party.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(10)     RELATED PARTY TRANSACTIONS, CONTINUED:

         TRANSACTIONS WITH KADATCO COMPANY LTD.
         --------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $5,072,858, $166,152, and $0, respectively, to Kadatco Company Ltd. ("Kadatco"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004. The Company has not experienced any bad debt from this customer in the past.

         Mr. Yang is the sole beneficial owner of the equity interest of Kadatco.

         TRANSACTIONS WITH RAMBO TECHNOLOGIES LTD.
         -----------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $165,225, $7,682,072, and $5,134,160, respectively, to Rambo
         Technologies Ltd. ("Rambo"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004. The Company has not experienced any bad debt from this customer in the past.

         During the years ended December 31, 2005, 2004, and 2003, the Company purchased $874,553, $339,605, and $229,781, respectively, from Rambo. Outstanding accounts payable due to Rambo totaled $0 and $61,360 as of December 31, 2005 and 2004, respectively.

         Mr. Ben Wong, a director of the Company, is a 60% shareholder of Rambo. The remaining 40% of Rambo is owned by a non-related party. Mr. Yang is a director of Rambo.

         TRANSACTIONS WITH ARISTO COMPONENTS LTD.
         ----------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $71,402, $90, and $62,268, respectively, to Aristo Components Ltd. ("Aristo"). There was no outstanding accounts receivable as of December 31, 2005 and 2004. The Company has not experienced any bad debt from this customer in the past.

         During the years ended December 31, 2005, 2004, and 2003, the Company purchased $0, $500, and $28,053, respectively, from Aristo. There are no outstanding accounts payable due to Aristo as of December 31, 2005 and 2004, respectively.

         Mr. Ben Wong, a director of the Company, is a 90% shareholder of Aristo. The remaining 10% of Aristo is owned by a non-related party. Mr. Yang is a director of Aristo.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(10)     RELATED PARTY TRANSACTIONS, CONTINUED:

         TRANSACTIONS WITH ATLANTIC NETCOM LTD.
         --------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $1,652, $14,985, and $0, respectively, to Atlantic Netcom Ltd. ("Atlantic Netcom"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004, respectively. The Company has not experienced any bad debt from this customer in the past.

         Mr. Alan Yang, the Company's Chief Executive Officer, majority shareholder and a director, is a 60% shareholder and director of Atlantic Netcom. The remaining 40% of Atlantic Netcom is owned by a non-related party.

         TRANSACTIONS WITH SOLUTION SEMICONDUCTOR (CHINA) LTD.
         -----------------------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $55,122, $513,698, and $523,809, respectively, to Solution
         Semiconductor (China) Ltd. ("Solution"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004. The Company has not experienced any bad debt from this customer in the past.

         During the years ended December 31, 2005, 2004, and 2003, the Company purchased $22,019, $8,387, and $0, respectively, from Solution. There are no outstanding accounts payable due to Solution as of December 31, 2005 and 2004.

         Mr. Ben Wong, a director of the Company, is a 99% shareholder of Solution. The remaining 1% of Solution is owned by a non-related party.

         TRANSACTIONS WITH SYSTEMATIC INFORMATION LTD.
         ---------------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, the Company sold $61,910, $1,941,298, and $137,482, respectively, to Systematic Information Ltd. ("Systematic Information"). There are no outstanding accounts receivable due from Systematic Information as of December 31, 2005 and 2004.

         The Company has not experienced any bad debt from this customer in the past.

         During the years ended December 31, 2005, 2004, and 2003, the Company purchased $0, $154,460, and $0, respectively, from Systematic. There are no outstanding accounts payable due to Systematic as of December 31, 2005 and 2004.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(10)     RELATED PARTY TRANSACTIONS, CONTINUED:

         On April 1, 2005, the Company entered into a lease agreement with Systematic Information pursuant to which the Company leases one residential property for Mr. Yang's personal use for a monthly lease payment of $3,205 per month. The lease agreement for this residency expires on September 30, 2008. Monthly lease payment for this lease totaled $3,205. The Company incurred and paid an aggregate rent expense of $38,462 and $28,846 to Systematic Information during the years ended December 31, 2005 and 2004.

         Mr.  Alan  Yang,  the  Company's  Chief  Executive  Officer,   majority
         shareholder and a director, is a director and shareholder of Systematic with a total of 100% interest.

         TRANSACTIONS WITH ARISTO TECHNOLOGIES LTD.
         ------------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, we sold $2,544,995, $0, and $0, respectively, to Aristo Technologies Ltd. ("Aristo"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004, respectively. We have not experienced any bad debt from this customer in the past.

         During the years ended December 31, 2005, 2004, and 2003, we purchased inventories of $100,822, $0, and $0, respectively, from Aristo. As of December 31, 2005 and 2004, there were no outstanding accounts payable to Aristo.

         Mr.  Alan  Yang,  the  Company's  Chief  Executive  Officer,   majority
         shareholder and a director, is a director and the sole beneficial owner of Aristo.

         TRANSACTIONS WITH GLOBAL MEGA DEVELOPMENT LTD.
         ----------------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, we sold $19,074, $427,004, and $0, respectively, to Global Mega Development Ltd. ("Global"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004, respectively. We have not experienced any bad debt from this customer in the past.

         During the years ended December 31, 2005, 2004, and 2003, we received management fee $2,564, $0, and $0, respectively, from Global. As of December 31, 2005 and 2004, there were no outstanding accounts receivable from Global.

         Mr.  Alan  Yang,  the  Company's  Chief  Executive  Officer,   majority
         shareholder and a director, is the sole beneficial owner of the equity interest of Global.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(10)     RELATED PARTY TRANSACTIONS, CONTINUED:

         TRANSACTIONS WITH TFT TECHNOLOGIES LTD.
         ---------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, we sold $1,460, $0, and $0, respectively, to TFT Technologies Ltd. ("TFT"). Outstanding accounts receivable totaled $0 as of December 31, 2005 and 2004, respectively. We have not experienced any bad debt from this customer in the past.

         Mr.  Alan  Yang  the  Company's  Chief  Executive   Officer,   majority
         shareholder and a director, is a director and 51% shareholder of TFT. The remaining 49% of TFT is owned by a non-related party.

         TRANSACTIONS WITH INTELLIGENT NETWORK TECHNOLOGY LTD.
         -----------------------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, we received management fee $2,564, $0, and $0, respectively, from Intelligent Network Technology Ltd. ("Intelligent"). As of December 31, 2005 and 2004, there were no outstanding accounts receivable from Intelligent.

         Mr. Alan Yang the Company's Chief Executive Officer, majority shareholder and a director, is a director and 80% shareholder of Intelligent. The remaining 20% of Intelligent is owned by a non-related party.

         TRANSACTIONS WITH SYSTEMATIC SEMICONDUCTOR LTD.
         -----------------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, we received management fee $2,564, $0, and $0, respectively, from Systematic Semiconductor Ltd. ("Systematic"). As of December 31, 2005 and 2004, there were no outstanding accounts receivable from Systematic.

         Mr.  Alan  Yang  the  Company's  Chief  Executive   Officer,   majority
         shareholder and a director, is the sole beneficial owner of the equity interest of Systematic.

         TRANSACTIONS WITH FIRST WORLD LOGISTICS LTD.
         --------------------------------------------

         During the years ended December 31, 2005, 2004, and 2003, we purchased inventories $306,432, $0, and $0, respectively, from First World Logistic Ltd. ("First"). As of December 31, 2005 and 2004, there were no outstanding accounts receivable from First.

         Mr.  Alan  Yang  the  Company's  Chief  Executive   Officer,   majority
         shareholder and a director, is the sole beneficial owner of the equity interest of First.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(10)     RELATED PARTY TRANSACTIONS, CONTINUED:

         TRANSACTIONS WITH CITY ROYAL LTD.
         ---------------------------------

         In August 2004, the Company was in negotiation with The Dah Sing Bank Limited (the "DahSing Bank") for an additional amount of its available line of credit. As a condition to the extension of additional credit to the Company, DahSing Bank requested additional collateral to secure the increased amount on the line. In order to meet the increased security requirement, the Company loaned $611,446 to City Royal Limited to pay off the mortgage loan on a residential property owned by City Royal Limited and pledged to DahSing Bank as collateral to secure the Company's borrowings from DahSing Bank. In consideration thereof, DahSing Bank made available additional borrowings of HK$10 million (approximately US$1,282,000). The loan is unsecured and bears no interest. In February 2005, City Royal Limited sold the residential property and has repaid the loan through transferring the entire proceeds from the sale of HK$8,000,000 (approximately $1,025,641) to DahSing Bank as collateral for the Company's line.

         The loan to City Royal Limited is non-interest bearing, in consideration of which City Royal Limited did not charge an arrangement fee to the Company in respect of the security pledge in favor of Dah Sing Bank. The primary purpose of the loan, from the Company's perspective, was to advance the business of the Company by enabling it to secure additional lines of financing in excess of the loan amount from DahSing Bank. The Company settled this loan in February 2005 and received payment in the full amount of $611,446. The Company believes that the above-referenced loan does not violate the general prohibition against loans made by publicly-traded companies to its directors and executive officers set forth in Section 402 of the Sarbanes-Oxley Act of 2002 ("Section 402") as its primary purpose was to advance the business of the Company. However, no assurance can be given that the Securities and Exchange Commission or U.S. federal government will agree with the Company's position and, in the event such loan is determined to be a violation of Section 402, the criminal penalties of the Securities Exchange Act of 1934, as amended, could apply.

         Mr. Yang's wife and Mr. Yang's mother-in-law are shareholders of City Royal Limited with a total of 100% interest.

                    ACL SEMICONDUCTORS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2005 AND 2004 AND
                THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003


(12)     QUARTERLY INFORMATION (UNAUDITED):

         The summarized quarterly financial data presented below reflects all adjustments, which in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

                                                          (dollars in thousands except per share data)
                                               -------------------------------------------------------------------
                                                  TOTAL          FOURTH         THIRD       SECOND         FIRST
         2005
         ----
         Total net sales                          $110,208       $26,251       $28,810      $26,501       $28,646
         Gross profit                               $3,203        $1,184          $805         $251          $963
         Net income (loss)                            $260          $257          $109        $(297)         $191
         Net income (loss) per share:
              basic and diluted                      $0.01         $0.01         $0.00       ($0.01)        $0.01

         2004
         ----
         Total net sales                          $133,244       $35,695       $34,715      $33,284       $29,550
         Gross profit                               $3,113          $750          $595         $491        $1,277
         Net income (loss)                           $(454)        $(303)        $(361)       $(111)         $321
         Net income (loss) per share:
              basic and diluted                     $(0.02)       $(0.01)       $(0.01)      $(0.00)        $0.01


(13)     SUBSEQUENT EVENT (UNAUDITED):

         On April 13, 2006, the Company entered into a Rescission Agreement with the seller of Classic Electronics Ltd. to rescind the original Stock Purchase Agreement entered on December 30, 2005. The seller agreed to fully refund the acquisition deposits of $1.0 million during 2006.